Exhibit 99.1

The Lovesac Company Announces Key Additions to Leadership Team

Mary Fox Appointed as President and Chief Operating Officer

Jack Krause Appointed as Chief Strategy Officer

STAMFORD, Conn., November 11, 2021 (GLOBE NEWSWIRE) -- The Lovesac Company (Nasdaq: LOVE) (“Lovesac” or the “Company”), the home furnishing brand best known for its Sactionals, The World's Most Adaptable Couch™, today announced additions to its leadership team intended to drive the Company’s growth strategy. Mary Fox, a director of the Company’s Board since February 2020, has been appointed as President and Chief Operating Officer, and Jack Krause, currently President and Chief Operating Officer, has been appointed as Chief Strategy Officer. Both appointments are effective November 15, 2021. In conjunction with today’s announcement, Ms. Fox will step down from the Board of Directors and Mr. Krause has been elected a director of the Board. As a result, the number of directors will remain seven.

Shawn Nelson, Chief Executive Officer, stated, “Our robust growth has been driven by an ability to see and prepare for what ‘next’ looks like. Jack and I are both excited about this new organizational structure, and the leverage it will give us as we develop plans to become a world class brand with unmatched loyalty. Today’s appointments further strengthen our leadership team and better position Lovesac to successfully navigate the evolving landscape and effectively scale our business. Mary brings a strong digital and brand building background that spans a 25 year career in the consumer goods sector, significant experience in scaling businesses, and extensive supply chain and operations expertise. Along with her keen and prescient adoption of ESG principles and her extensive knowledge of Lovesac’s unique business model, all of these attributes make Mary a particularly great fit, especially given Lovesac’s growth trajectory. We are thrilled to announce her appointment as President and COO.”

Mr. Nelson continued, “We are equally enthused that Jack will be serving in the newly-created role of Chief Strategy Officer.
Jack has been instrumental to our success since joining in 2015, and we will benefit enormously from his leadership, brand management and strategy expertise as we expand the Lovesac brand into new categories and modes of distribution. We look forward to leveraging his experience and knowledge as both Chief Strategy Officer and a member of the Board.”

Jack Krause commented, “As we look to the next chapter of growth and the many opportunities that lie ahead, Lovesac will need the talent, systems and infrastructure to scale in a manner that drives value for all of our stakeholders and I am excited to take on the role of Chief Strategy Officer and Board member in pursuit of this goal. I have also had the benefit of getting to know Mary well since she joined our Board and have witnessed firsthand her valuable contributions. I am delighted to partner with her as she joins the management team, and assumes the President and COO position.”

Mary Fox stated, “From my time on the Board, throughout my career, and as a Lovesac customer for the last decade, I have gained great respect and admiration for Lovesac’s differentiated direct-to-consumer business model, unique product, loyal customer base and deep commitment to sustainability, including its Circle to Consumer philosophy. I am honored to take on this new role and will leverage my expansive experience working with consumer goods companies throughout my career to help execute the Company’s growth strategy and drive long-term value.”

Since 2018, Ms. Fox served as General Manager for North America Consumer Products at BIC. Prior to joining BIC, she spent six years at L’Oréal in various roles within Ecommerce, New Business Development, and Business Transformation in the United States. Before L’Oréal, Ms. Fox held several leadership positions at Walmart in both the United States and International divisions. During her time as SVP Global Sourcing at Walmart, Ms. Fox co-founded the Sustainable Apparel Coalition (SAC) in 2009 with Patagonia, which is now the leading apparel, footwear, and textile coalition focused on sustainable production made up of over 250 global retailers, brands and manufacturers.

Ms. Fox graduated from Coventry University in the United Kingdom, and holds a degree in manufacturing engineering and business studies.

About The Lovesac Company

Based in Stamford, Connecticut, The Lovesac Company is a technology driven company that designs, manufactures and sells unique, high quality furniture derived through its proprietary Designed for Life® approach which results in products that are built to last a lifetime and designed to evolve as our customers’ lives do. Our current product offering is comprised of modular couches called Sactionals, premium foam beanbag chairs called Sacs, and their associated home decor accessories. Innovation is at the center of our design philosophy with all of our core products protected by a robust portfolio of utility patents. We market and sell

Exhibit 99.1
our products primarily online directly at www.lovesac.com, supported by direct-to-consumer touch-feel points in the form of our own showrooms as well as through shop-in-shops and pop-up-shops with third party retailers.

Investor Relations Contact:
Rachel Schacter, ICR
(203) 682-8200
InvestorRelations@lovesac.com